American Enterprise Corporation Completes Merger Acquisition of NanobacLabs Pharmaceuticals, Inc.

TAMPA, Fla.--(BUSINESS WIRE)--June 2, 2003--American Enterprise Corporation ("AMER" or "the Company") AMER announced today that it has completed a merger acquisition of NanobacLabs Pharmaceuticals, Inc. ("NanobacLabs") through a common stock share exchange with NanobacLabs' majority shareholders.

Nanobacterial infections cause infected tissues to calcify. Published research on Nanobacteria has shown it to be involved in the development of atherosclerotic heart disease, kidney stones, gallstones and other diseases related to pathological calcification. NanobacLabs has developed the nanobiotics(R), NanobacTX(R) (heart disease and atherosclerosis), UroBac(R) (urology) and DermaBac(R) (dermatology), which are patent-pending prescription compounds targeted to treat nanobacterial infections in humans. NanobacLabs' nanobiotics(R) are the only treatments for nanobacterial infections. NanobacLabs has additional nanobiotics(R) in its development pipeline.

NanobacLabs' researchers have developed a blood test (NanobacTEST-S(R)) for nanobacterial antigen and IgG antibodies as well as a rapid urine-screening test for nanobacterial antigen (NanobacTEST-U/A(R)).

Preliminary clinical studies have shown the nanobiotic(R), NanobacTX(R) to be both safe and effective in reducing atherosclerotic calcified coronary artery plaque. Coronary artery atherosclerotic plaque inflammation, plaque ruptures and subsequent clotting is the primary cause of heart attacks and death in Western societies. NanobacLabs funded the NanobacTX(R)-ACESII Cardiology Study, a formal cardiology clinical trial using NanobacTX(R) in patients with known atherosclerotic coronary artery heart disease. Results from the NanobacTX(R)-ACES II Cardiology Study were submitted to a major peer-reviewed medical journal for publication on May 20, 2003. NanobacLabs is currently collaborating with multiple outside researchers.

NanobacLabs Pharmaceuticals, Inc. is a research-oriented specialty pharmaceutical company dedicated to the development of innovative prescription nanobiotics(R), medical diagnostics, medical nanotechnology and nanobiotechnologies. For more information on NanobacLabs research, diagnostics and nanobiotics(R), visit the website at http://www.NanobacLabs.com

AMER is a holding company organized into distinct, stand-alone technology and service business units. Each business unit is intended to grow organically and through acquisitions. The Company anticipates an accretive value from each business unit, as well as potential value through the spin-off of mature, stand-alone corporations.

Information set forth in this report relates to future events and expectations and as such constitutes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions in this report are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable. There is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report.

Contact Information:
American Enterprise Corporation, Tampa
Beverly Mercer, 813/287-9733 x237
bmercer@amercorporation.net